                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                             Amerilink Coporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                               AMERILINK CORPORATION

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON AUGUST 4, 1998

       Notice is hereby given that the Annual Meeting of Shareholders of AmeriLink Corporation will be held at The Worthington Inn, located at 649 High Street, Worthington, Ohio, on Tuesday, August 4, 1998, at 11:00 a.m. (local time), for the following purposes:

  1. To elect three Directors, each to serve until the 2000 Annual Meeting and until their successors are duly elected and qualified;

  2.   To approve the adoption of amendments to the 1994 Stock Incentive Plan;
       and

  3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

       Only shareholders of record at the close of business on June 5, 1998, will be entitled to notice of and to vote at the meeting or any adjournment thereof.

       By Order of the Board of Directors.

              LARRY R. LINHART
              Chairman of the Board
              of Directors, President and
              Chief Executive Officer

July 6, 1998

       SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE.


                               AMERILINK CORPORATION
                           1900 E. Dublin-Granville Road
                               Columbus, Ohio  43229

                                  PROXY STATEMENT
                                GENERAL INFORMATION

       AMERILINK CORPORATION (the "Corporation") is furnishing this Proxy Statement to its shareholders in connection with the solicitation of proxies for use in voting at the annual meeting of shareholders to be held on Tuesday, August 4, 1998 (the "Annual Meeting"). The enclosed proxy is solicited by the Board of Directors of the Corporation. This Proxy Statement, together with the Corporation's Annual Report to Shareholders for the fiscal year ended March 29, 1998 ("fiscal 1998"), is being mailed on or about July 6, 1998.

       The close of business on June 5, 1998, has been fixed as the date of record for those shareholders entitled to vote at the Annual Meeting. The stock transfer books of the Corporation will not be closed. As of June 5, 1998, the Corporation had outstanding and entitled to vote 4,258,344 common shares without par value ("Common Shares"), each of which is entitled to one vote. The Corporation has no other class of capital stock outstanding.

       The presence of holders of a majority of the outstanding Common Shares in person or by proxy is necessary to constitute a quorum of shareholders for all matters to be considered at the Annual Meeting.

       Votes, whether in person or by proxy, will be counted and tabulated by inspectors of election appointed by the Board of Directors of the Corporation. With respect to all matters to be considered, abstentions and broker non-votes will not be counted as votes either "for" or "against" any matters coming before the Annual Meeting. Since the proposal to amend the 1994 Stock Incentive Plan requires the affirmative vote of a majority of the Common Shares voting in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have the same effect as votes against such proposal. Under Ohio law, the nominees for election as Directors at the Annual Meeting receiving the greatest number of votes shall be elected.

       Any shareholder giving the enclosed proxy has the power to revoke it at any time before it is voted if notice of revocation is given to the Secretary of the Corporation in writing or at the Annual Meeting. The shares represented by the enclosed proxy will be voted as specified by the shareholders. If no choice is specified, the proxy will be voted for the election as Directors of the nominees named herein.

       The cost of soliciting proxies and preparing the proxy materials will be borne by the Corporation. In addition, the Corporation will request securities brokers, custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of Common Shares held of record and will reimburse them for their reasonable out-of-pocket expenses in forwarding such solicitation material. Proxies may be solicited personally or by telephone or telegram by Directors, officers and employees of the Corporation without additional compensation to them.


                        NOMINATION AND ELECTION OF DIRECTORS

       On June 9, 1998, the Board of Directors fixed the number of Directors at seven in order to appoint Robert D. Setzer to fill the vacancy created by the increase and provided that the number of Directors would automatically decrease from seven to six as of the date of the Annual Meeting. The Board of Directors will be divided into two classes of three members each when the number of directors is reduced to six. The members of the two classes are elected to serve for staggered terms of two years.

       At the Annual Meeting, three Directors will be elected, each to hold office for a term of two years and until his successor is elected and qualified. William H. Largent, George R. Manser and Robert D. Setzer are nominees (collectively, the "Nominees") for election as Directors at the Annual Meeting, each to hold office for a term of two years until the Annual Meeting of Shareholders to be held in 2000.

       The terms of Larry R. Linhart, Robert L. Powelson and Richard W. Rubenstein (collectively, the "Continuing Directors") expire in 1999.

       All the Nominees have indicated a willingness to stand for election and to serve if elected. It is intended that the shares represented by the enclosed proxy will be voted for the election of the Nominees. Although it is anticipated that each Nominee will be available to serve as a Director, should any nominee be unavailable to serve, the proxies may be voted by the proxy holders in their discretion for another person designated by the Board of Directors.

       Listed below are the names of each Nominee and Continuing Director, their ages, the year in which each first became a Director, their principal occupations during the past five years and other directorships in companies with a class of equity securities registered pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to its periodic reporting requirements. See "Security Ownership of Certain Beneficial Owners and Management" for information regarding such persons' holdings of equity securities of the Corporation.

                                         Director
     Name                          Age    Since     Principal Occupation for the Past Five Years
     ----                          ---    -----     --------------------------------------------
Larry R. Linhart (1)               52     1984 (2)  Chairman of the Board of Directors, President
                                                    and Chief Executive Officer of the Corporation
                                                    since 1994; President, Treasurer and Chief
                                                    Executive Officer of the Operating Company
                                                    since 1986.

Robert L. Powelson (1)             56     1981 (2)  Secretary of the Corporation since 1994;
                                                    Consultant to the Operating Company from 1987
                                                    through 1994; Co-Founder of the Operating
                                                    Company.

Robert D. Setzer (3)               50     1998      Chairman of the Board of Directors, President
                                                    and Chief Executive Officer of Capital-Plus,
                                                    Inc. since 1992;  President and Director of
                                                    Liebert Corporation from 1989 to 1991.


William H. Largent                 42     1994      Senior Vice President of Operations and Chief
                                                    Financial Officer of Applied Innovation Inc.
                                                    since May 1997; Chief Financial Officer and
                                                    Director of Metatec Corporation, 1993 to May
                                                    1997; President of Liebert Capital Management
                                                    Corporation from 1990 to 1993.

Richard W. Rubenstein, Esq. (4)    54     1997      Director of United Retail Group, Inc.; Partner
                                                    of Squire, Sanders & Dempsey L.L.P. since 1994;
                                                    Partner of Schwartz, Kelm, Warren & Rubenstein
                                                    from before 1992 until 1994.

George R. Manser                   67     1994      Chairman of the Board of Directors of UniGlobe
                                                    Travel (Capital Cities) Inc., a travel agency
                                                    franchiser; Director of Corporate Finance of
                                                    UniGlobe Travel USA since 1997; Advisory
                                                    Director to J.C. Bradford & Co. since 1994;
                                                    Director of Cardinal Health, Inc., a wholesale
                                                    pharmaceutical distributor; Director of State
                                                    Auto Financial Corporation, an insurance
                                                    holding company; Director of Hallmark Financial
                                                    Services, Inc., a nonstandard, Texas-only, auto
                                                    insurer; Director of Checkfree Corporation, a
                                                    business facilitating electronic commerce;
                                                    Prior to 1994, Chairman of North American
                                                    National Corporation

----------------------------
(1) Messrs. Linhart, Powelson and E. Len Gibson are parties to a certain Shareholders' Agreement pursuant to which they have agreed to cause each other to be elected as Directors until August 19, 2004. Mr. Gibson has decided for personal reasons not to stand for reelection and with the consent of Messrs. Linhart and Powelson has designated Mr. Setzer to be nominated for election as a Director in his place. See "Nomination and Election of Directors -- Shareholders' Agreement."

(2) Year shown represents the year in which the named Director first became a Director of AmeriLink Corp., the primary operating subsidiary of the Corporation (the "Operating Company"). The named Director became a Director of the Corporation in 1994 in connection with the formation of the Corporation, the reorganization of the Operating Company as a wholly-owned subsidiary of the Corporation and the initial public offering of the Corporation's Common Shares.

(3) On June 9, 1998, the Board of Directors increased the number of Directors from six to seven and appointed Mr. Setzer to fill the vacancy created by the increase. The Board of Directors also provided that the number of Directors would automatically decrease from seven to six effective at the Annual Meeting.

(4) Mr. Rubenstein is a partner of a law firm which the Corporation has retained from time to time during the last fiscal year and proposes to retain during the current year.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

       A total of five meetings of the Directors of the Corporation were held during fiscal 1998. Each of the incumbent Directors attended at least 75% of the total number of meetings of the Directors, except Mr. Gibson, who is not standing for reelection.

       The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

       AUDIT COMMITTEE. The Audit Committee, which consists of Messrs. Largent (committee chair), Manser and Powelson, is charged with the responsibility of reviewing such financial information (both external and internal) about the Corporation and its subsidiaries, so as to assure (i) that the overall audit coverage of the Corporation and its subsidiary is satisfactory and appropriate to protect the shareholders from undue risks and (ii) that an adequate system of internal financial control has been implemented throughout the Corporation and is being effectively followed. The Audit Committee held two meetings during fiscal 1998. All members were in attendance at the meetings.

       COMPENSATION COMMITTEE. The Compensation Committee, which consists of Messrs. Linhart (committee chair), Powelson and Manser, considers and formulates recommendations to the Board with respect to all aspects of compensation to be paid to the executive officers of the Corporation (subject to the provisions of the applicable employment agreements), undertakes such evaluations and makes such reports as are required by then applicable rules of the Securities and Exchange Commission, and performs and exercises such other duties and powers as shall from time to time be designated by action of the Board of Directors. The Compensation Committee held three meetings during fiscal 1998. All members were in attendance at each meeting. See "Report of Compensation Committee."

       NOMINATING COMMITTEE. The Nominating Committee, which currently consists of Messrs. Linhart (committee chair) Rubenstein and Powelson, recommends to the Board of Directors nominees for election or reelection as directors. The Nominating Committee held one meeting during fiscal 1998 at which all members were in attendance. The Nominating Committee will consider nominees recommended by shareholders as set forth hereinafter under "Shareholder Proposals."

SHAREHOLDERS' AGREEMENT

       Messrs. Gibson, Powelson and Linhart (collectively, the "Principal Shareholders") and the Corporation have entered into a Shareholders' Agreement dated as of August 19, 1994 (the "Shareholders' Agreement"). The Shareholders' Agreement provides that the Principal Shareholders each (for so long as he owns at least 100,000 Common Shares) shall vote all Common Shares owned by him in favor of the election or removal of directors such that, among other things: (i) until the tenth anniversary of the date of the Shareholders' Agreement, the Principal Shareholders shall nominate or cause the Board of Directors to nominate and recommend to the shareholders as proposed members of the Board of Directors, each of the Principal Shareholders and such number of persons who are not affiliates (as defined in the Shareholders' Agreement) of any of the Principal Shareholders, named by the Nominating Committee and approved by the Board of Directors ("Public Directors") as are necessary to fill any vacancies on the Board of Directors; and (ii) the number of Directors constituting the board of Directors of each subsidiary of the Corporation shall be fixed at three and such Directors shall include Messrs. Linhart and Powelson and a third individual selected by them.

       For personal reasons, Mr. Gibson has decided not to stand for reelection. The Board of Directors, at Mr. Gibson's request, and with the consent of Messrs. Linhart and Powelson, appointed Mr. Setzer as a Director to fill the vacancy created by the increase in the number of Directors from six to seven and nominated Mr. Setzer for election at the Annual Meeting. Since Mr. Gibson has decided not to stand for reelection, the Board of Directors also provided that the size of the Board of Directors would be reduced from seven Directors to six Directors effective at the Annual Meeting. In connection with his decision not to stand for reelection, Messrs. Gibson, Linhart and Powelson executed a letter agreement amending the Shareholders' Agreement in which, among other things, Messrs. Linhart and Powelson were released from their obligation to support the nomination of Mr. Gibson as a Director until such time as Mr. Gibson delivers notice of revocation of such release to them.


                             COMPENSATION OF DIRECTORS

       In connection with the consummation of the Corporation's initial public offering of its Common Shares in fiscal 1995, the Corporation, pursuant to its 1994 Stock Incentive Plan, granted to each non-employee Director an option to purchase 1,875 Common Shares at $8.00 per share. The Corporation's 1994 Stock Incentive Plan provides that beginning in fiscal 1996, the Corporation shall grant to each non-employee Director on the date of each year's annual meeting of shareholders an option to purchase that number of Common Shares equal to the lesser of (i) 2,500, and (ii) the quotient derived from dividing $15,000 by the fair market value of one Common Share on the date the option is granted. Each such option vests or will vest over a four-year period and has or will have an exercise price equal to the market price at the time of grant. In accordance with such provisions of the 1994 Stock Incentive Plan, the Corporation granted to each non-employee Director on August 19, 1997, options to purchase 784 Common Shares at $19.125 per share. If the proposed amendments to the 1994 Stock Incentive Plan are adopted, each non-employee Director will be granted an option to purchase 2,000 Common Shares effective August 4, 1998. See "Approval of the Adoption of Amendments to the 1994 Stock Incentive Plan." In addition, on February 4, 1997, the Corporation granted 1,500 Common Shares each to William H. Largent and George R. Manser (or a total of 3,000 Common Shares), as awards of restricted stock, subject to the condition that such restricted stock awards shall each become exercisable as to 500 Common Shares on each of the next three anniversaries of the grant date, except that if the grantee shall cease to be a Director at any time, any unvested portion of such restricted stock awards shall be subject to forfeiture, and subject to certain other terms and conditions contained in certain Restricted Stock Award Agreements between the Corporation and each such grantee. Non-employee Directors also receive reimbursement for travel expenses incurred in connection with attending meetings. Directors who are employees do not receive any separate compensation for their services as Directors. The Corporation has agreed to provide health insurance benefits to Messrs. Powelson and Gibson on the same terms as provided to all other participants in the Corporation's health care plan.


                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                               OWNERS AND MANAGEMENT

       The following table sets forth information regarding the beneficial ownership of Common Shares as of June 5, 1998, by each person known by the Corporation to own beneficially more than five percent of the Corporation's outstanding Common Shares, by each Nominee and Continuing Director, by each executive officer named in the Summary Compensation table contained in "Executive Compensation," and by all Directors and executive officers as a group. As of June 5, 1998, there were 4,258,344 Common Shares issued and outstanding and an aggregate of 320,010 Common Shares subject to options exercisable within 60 days thereafter. Except as otherwise noted, each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by him.

                                                              Percent of Shares
            Name of                 Shares Beneficially         Beneficially
        Beneficial Owner           Owned at June 5, 1998            Owned
        ----------------           ---------------------            -----
       Larry R. Linhart                 628,808   (1)               14.0%

      Robert L. Powelson                759,015   (2)               17.8%

        E. Len Gibson                   614,015   (2)               14.4%

       Joseph L. Govern                  51,014   (3)                1.2%

       James W. Brittan                   5,500   (4)                 *

        Robert B. Horn                    9,500   (5)                 *

      William H. Largent                  6,329   (2)(6)              *

  Richard W. Rubenstein, Esq.               200                       *

       Robert D. Setzer                     -0-                       *

       George R. Manser                  12,449   (2)(6)              *

    All Directors and Executive       2,086,830   (1)(2)(3)         45.8%
  Officers as a group (10 Persons)                (4)(5)(6)

---------------------------
*  Represents less than 1%.

(1) Share amount shown includes the following exercisable options to purchase 230,000 Common Shares: (i) exercisable options to purchase 200,000 Common Shares pursuant to the 1991 Options and (ii) exercisable options to purchase 30,000 Common Shares, representing 60% of the 50,000 Common Shares subject to the options granted in fiscal 1995 to Mr. Linhart pursuant to his employment agreement. See "Executive Compensation -- Stock Option Exercises and Holdings" and "Executive Compensation -- Employment Agreements."

(2) Share amount shown includes exercisable options to purchase 2,829 Common Shares, representing the exercisable portion of the 6,469 Common Shares subject to options granted to each non-employee Director of the Corporation. See "Compensation of Directors."

(3) Share amount shown includes 2,414 shares of restricted stock, granted as part of Mr. Govern's fiscal year 1998 bonus, and exercisable options to purchase 48,600 Common Shares, representing 60% of the 81,000 Common Shares subject to the options granted in fiscal 1995. See "Executive Compensation
     - Stock Option Exercises and Holdings" and "Executive Compensation - Employment Agreements".

(4) Share amount shown includes exercisable options to purchase 5,500 Common Shares, representing the exercisable portion of the 22,000 Common Shares subject to options granted to Mr. Brittan. See "Executive Compensation -- Stock Option Exercises and Holdings".

(5) Share amount shown includes exercisable options to purchase 1,500 Common Shares, representing the exercisable portion of the 8,500 Common Shares subject to options granted to Mr. Horn. See "Executive Compensation -- Stock Option Exercises and Holdings".

(6)  Share amount shown includes 1,500 Common Shares granted to each of William
     H. Largent and George R. Manser in fiscal 1997 as awards of restricted stock. See "Compensation of Directors".

SHAREHOLDERS' AGREEMENT

       Pursuant to the Shareholders' Agreement (see "Nomination and Election of Directors -- Shareholders' Agreement"), the Principal Shareholders each have the right ("Demand Registration Right") on one occasion to require the Corporation to prepare and file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to an underwritten public offering of Common Shares that he holds ("Demand Registration"). The Corporation is required to bear the expenses (except for underwriting discounts and underwriting commissions and fees and expenses of counsel to the selling shareholders) of Demand Registrations. Further, under the terms of the Shareholders' Agreement, in the event that the Corporation proposes to register any of its securities under the Securities Act for its own account (subject to certain exceptions), or pursuant to the exercise of a Demand Registration Right, the other Principal Shareholders are entitled to include shares in such registration, subject to the right of the underwriters of any such offering to limit the number of shares included in such registration.

       Pursuant to the Shareholders' Agreement, the Principal Shareholders have agreed that they will not sell or transfer any of their Common Shares except (i) pursuant to a Demand Registration Right, (ii) to the Corporation, (iii) pursuant to Rule 144 promulgated under the Securities Act, (iv) to heirs or family members who agree to be bound by the Shareholders' Agreement, (v) by bona fide gift to a charity or (vi) by pledge to secure indebtedness to a financial institution. The Shareholders' Agreement contains certain non-competition and non-solicitation provisions which prohibit each of the Principal Shareholders from engaging in certain conduct during certain restricted periods and for three years thereafter. The restricted period applicable to Mr. Linhart is the term of his employment with the Corporation and the restricted period applicable to Messrs. Gibson and Powelson is the period during which he is a Director or the owner of not less than Common Shares possessing not less than 10% of the combined voting power of all voting securities of the Corporation.


              SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 and 5), of Common Shares of the Corporation with the Securities and Exchange Commission. Executive officers, Directors and greater than ten-percent shareholders are required to furnish the Corporation with copies of all such forms they file.

       To the Corporation's knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no additional forms were required, all filing requirements applicable to its executive officers, Directors and greater than ten-percent shareholders were complied with in fiscal 1998, except that one report covering the exercise of a stock option and disposition of Common Shares was filed late by Mr. Linhart and one report covering the sale of Common Shares was filed late by Mr. Gibson.

                                 EXECUTIVE OFFICERS

       The following table and biographies set forth information concerning the executive officers of the Corporation, who are elected by the Board of
Directors:

       Name                        Age                  Position
       ----                        ---                  --------
Larry R. Linhart                   52     Chairman of the Board of Directors,
                                          President and Chief Executive Officer

Joseph L. Govern                   40     Senior Vice President - Operations

Robert B. Horn                     49     Vice President - Human Resources

James W. Brittan                   39     Treasurer and Vice President - Finance

Robert L. Powelson                 56     Secretary

-------------------------
       LARRY R. LINHART is the Chairman of the Board of Directors, President and Chief Executive Officer of the Corporation. Mr. Linhart has been the President, Treasurer and Chief Executive Officer of the Operating Company since 1986 and a Director of the Operating Company since 1984. From 1984 to 1986, Mr. Linhart served as Executive Vice President and General Counsel of the Operating Company. Mr. Linhart was previously a partner in the Columbus law firm of Murphey, Young and Smith (currently, Squire, Sanders & Dempsey), which he joined in 1971.

       JOSEPH L. GOVERN is the Senior Vice President - Operations of the Corporation. Mr. Govern has been Senior Vice President - Operations of the Operating Company since 1992. From 1991 to 1992, Mr. Govern served as the Operating Company's Vice President of Finance and Director of Operations. From 1986 to 1991, Mr. Govern was the Vice President of Finance and Administration for the Operating Company. He is a Certified Public Accountant and from 1980 through 1985 was employed by Coopers & Lybrand.

       ROBERT B. HORN is the Vice President - Human Resources of the Corporation. Mr. Horn was hired as Vice President - Human Resources in February, 1997. From 1993 to 1997, Mr. Horn was the Vice President of Human Resources of Damon's International, Inc., a 110 unit casual dining restaurant chain. From 1985 to 1993, Mr. Horn owned and operated five restaurants, co-owned and operated an international meeting planning firm and served as a management development consultant to various small companies and trade associations. From 1974 to 1985, Mr. Horn was employed by RAX Restaurants, Inc. and served as Executive Vice President - Operations.

       JAMES W. BRITTAN is the Treasurer and Vice President - Finance of the Corporation. Mr. Brittan has been Treasurer and Vice President - Finance of the Operating Company since May, 1994. Mr. Brittan served as the Operating Company's Controller from 1986 to May, 1994. From 1984 to 1986, Mr. Brittan was employed by The Limited, Inc., a national fashion retailer, as Senior Accountant. Mr. Brittan is a Certified Public Accountant and from 1981 through 1984 was employed by Coopers & Lybrand.

       ROBERT L. POWELSON is a Director of the Corporation. Mr. Powelson has been a Director of the Operating Company since 1981 and was a co-founder of the Operating Company with E. Len Gibson. From 1987 to 1994, Mr. Powelson has served as a consultant for the Operating Company.

                               EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

       The following table sets forth certain information concerning the annual and long-term compensation of the chief executive officer of the Corporation and other executive officers (together, the "Named Executives"), whose total salary and bonus for the last completed fiscal year exceeded $100,000.


                                                                                             Long Term Compensation
                                                                                        -------------------------------
                                                       Annual Compensation                           Awards
                                           ------------------------------------------                ------
                                                                               Other     Restricted           Stock
        Name and             Fiscal                                            Annual    Stock Award         Options
   Principal Position         Year         Salary ($)        Bonus ($)        Comp.(1)       ($)            Granted (#)
   ------------------         ----         ---------         --------         -------      -------          ----------
    Larry R. Linhart,         1998         $ 372,673        $  115,229       $  4,750      $     -0-            -0-
  President and Chief         1997           361,818           105,089          1,365            -0-            -0-
   Executive Officer          1996           352,306               -0-          2,250            -0-            -0-

    Joseph L. Govern,         1998         $ 115,000        $   86,250       $  2,980      $ 40,435 (2)         -0-
    Senior Vice President -   1997           105,000            37,991          1,718            -0-            -0-
      Operations              1996           100,000               -0-          1,680            -0-            -0-

    James W. Brittan,         1998         $  80,000        $   60,692       $  2,886      $     -0-          5,000
    Vice President -          1997            73,500            15,193          1,428            -0-          5,000
   Finance, Treasurer         1996            64,770               -0-          1,764            -0-          7,500

     Robert B. Horn,          1998         $  75,000        $   37,500       $    -0-      $     -0-          2,500
    Vice President -          1997                (3)
     Human Resources


(1) Includes the Named Executive's share of the Operating Company's contribution under the Operating Company's 401(k) plan and, in the case of Mr. Govern's and Mr. Brittan's compensation, $705 and $264, respectively, earned in each such year under the Operating Company's Phantom Stock Plan.

(2) Represents 2,414 restricted shares granted to Mr. Govern on May 15, 1998, as part of his fiscal 1998 bonus. The shares are subject to annual vesting of 805 shares on May 15, 1999, 805 shares on May 15, 2000, and 804 shares on May 15, 2001, contingent upon Mr. Govern's continued employment through the years then ended. None of the named executives held restricted stock at March 29, 1998.

(3) Mr. Horn joined the Company in February 1997 and earned cash compensation of $11,500 during fiscal year 1997.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

       The following table sets forth information regarding stock option grants to the Named Executives during the 1998 fiscal year. All options were awarded at exercise prices that were equal to the market price of the Corporation's stock on the date of grant and are subject to vesting at a rate of 20% per year from the date of grant. Any unexercised shares lapse on the earliest of 10 years from the grant date or 90 days after termination of employment with the Company.

                                                                            Potential Realizable Value
                     Number       % of Total                                 at Assumed Annual Rates
                 of Securities  Options Granted                            of Stock Price Appreciation
                    Underlying   to Employees    Exercise                         for Option Term
                     Options       in Fiscal       Price       Expiration         ---------------
       Name        Granted (#)       Year        ($/Share)        Date         5% ($)        10% ($)
       ----        ----------       ----          -------         ----         -----         ------
James W. Brittan     5,000          8.7%         $ 19.125      August 19,    $  60,138     $  152,402
                                                                  2007

Robert B. Horn       2,500          4.3%         $ 19.125      August 19,    $  30,069     $   76,201
                                                                  2007


AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

       The following table sets forth certain information concerning stock options exercised during fiscal year 1998 and the value of unexercised stock options held as of March 29, 1998, by the Named Executives.

                                                                                   Value of Unexercised
                        Shares                        Unexercised Options          In-The-Money Options
                       Acquired                      at Fiscal Year End (#)      at Fiscal Year End ($)(1)
    Name and             on          Value           ---------------------       ------------------------
Principal Position   Exercise (#)  Realized ($)    Exercisable   Unexercisable  Exercisable   Unexercisable
------------------   -----------   -----------     -----------   -------------  -----------   -------------
Larry R. Linhart       160,000    $ 2,897,170        230,000         20,000    $ 4,180,000      $ 300,000

Joseph L. Govern           -0-            -0-         40,500         40,500        822,555        822,555

James W. Brittan         3,000         59,250          5,500         16,500         93,750        225,875

Robert B. Horn             -0-            -0-          1,500          8,500         25,875        118,187


(1) Amount shown represents the difference between the fair market value of the Common Shares underlying the options based on the closing price of the Common Shares of $25.000 on March 28, 1998, the last trading day prior to the end of fiscal 1998, and the exercise price of the options.

       LARRY R. LINHART. Prior to the reorganization and recapitalization of the Corporation in August 1994 (the "Recapitalization"), Messrs. Powelson and Gibson each granted to Mr. Linhart options to purchase Common Shares of the Operating Company owned by them (the "1987 and 1991 Stock Options"). The terms of the 1987 and 1991 Stock Options were originally set forth in a certain Stock Purchase and Close Corporation Agreement dated January 15, 1987, as amended, among the Operating Company and the Principal Shareholders (the "Stock Purchase Agreement"). In connection with the Recapitalization, the Stock Purchase Agreement was canceled and Messrs. Powelson and Gibson each transferred to a newly-formed Ohio corporation specifically formed to implement the Recapitalization ("Interim Holding Company") all of their Common Shares of the Operating Company, including the shares subject to the 1987 and 1991 Stock Options. Interim Holding Company, in turn, assumed the obligations of Messrs. Powelson and Gibson under the 1987 and 1991 Stock Options and, pursuant to the merger of Interim Holding Company with and into the Corporation, the Corporation assumed and agreed to perform such obligations. In connection therewith, the Corporation and Mr. Linhart entered into a restated option agreement pursuant to which the Corporation granted Mr. Linhart the option to purchase from the Corporation 135,000 Common Shares for a purchase price of $4.00 per share (the "1987 Options") and 225,000 Common Shares for a purchase price of $6.35 per share (the "1991 Options"), of which 135,000 and 25,000, respectively, were exercised during the fiscal year ended March 29, 1998. The terms and conditions of the restated option agreement are substantially the same as those contained in the Stock Purchase Agreement. The 1991 Options shall remain effective until the later of the termination of Mr. Linhart's employment or, in the event Mr. Linhart's employment is terminated by his death, one year after Mr. Linhart's death. See "Executive Compensation -- Employment Agreements."

       JOSEPH L. GOVERN. The Operating Company granted, effective as of May 1, 1994, Mr. Govern the option to purchase from the Operating Company an amount of its Common Shares, at a price per share, which, upon consummation of the Recapitalization, was converted to an option to purchase 81,000 Common Shares at a price of $4.69 per Common Share. Options to purchase fifty percent of the shares became exercisable on April 1, 1997 and the remaining options will become exercisable, on a cumulative basis, at the rate of 10% per year commencing on April 1, 1998.

EMPLOYMENT AGREEMENTS

       LARRY R. LINHART. Larry R. Linhart has entered into an employment agreement with the Corporation pursuant to which he has agreed to serve as Chairman of the Board of Directors, President and Chief Executive Officer of the Corporation for five years with automatic three-year extensions thereafter unless terminated by either party. Mr. Linhart receives a base annual salary which is subject to annual cost of living adjustments. Mr. Linhart's base annual salary for fiscal 1998 was $372,673. Mr. Linhart also receives incentive compensation equal to 5% of annual operating income (excluding Mr. Linhart's compensation and any expense related to the exercise by or grant to Directors or employees of stock options) in excess of an established amount (the "Target Amount") which is subject to annual adjustments for inflation (the fiscal 1998 Target Amount was $1,728,439); provided, however, that Mr. Linhart's incentive compensation for any fiscal year can not exceed an established amount which is subject to adjustment based upon inflation. Since the Corporation's operating income exceeded the Target Amount, Mr. Linhart received incentive compensation for fiscal 1998 in the amount of $115,229, which was also the maximum amount allowable.

       In the event Mr. Linhart's employment is terminated for cause, the Corporation will pay Mr. Linhart the compensation (including a pro rata share of any incentive compensation) and benefits due under his employment agreement through the date of such termination. In the event the Corporation terminates Mr. Linhart's employment because of his disability, the Corporation shall continue to pay him his compensation (including a pro rata share of any incentive compensation) and benefits for a period of six months. In the event Mr. Linhart's employment is terminated by the Corporation other than for cause, disability or death, or if Mr. Linhart voluntarily terminates his employment with the Corporation for good reason, the Corporation will be obligated to pay severance equal to three times Mr. Linhart's then current base salary and incentive compensation, plus all accrued incentive compensation previously deferred. Mr. Linhart's employment agreement contains certain non-competition and non-solicitation provisions which prohibit him from competing with the Corporation during his employment by the Corporation and for a period of three years after termination of his employment.

       Pursuant to Mr. Linhart's employment agreement, on August 12, 1994, the Corporation granted to Mr. Linhart the right to purchase 50,000 Common Shares at $10.00 per share, subject to vesting 20% per year over five years. These options expire August 19, 2004, and are subject to the terms and conditions of the Corporation's 1994 Stock Incentive Plan, which among other things provide that the options will lapse upon the earlier of one year after the termination of the employee's employment due to death or disability or 90 days after the termination of the employee's employment for any other reason. Mr. Linhart's employment agreement also grants to Mr. Linhart the 1987 Stock Options and the 1991 Stock Options. See "Executive Compensation -- Stock Option Exercises and Holdings."

       JOSEPH L. GOVERN. The Operating Company and Joseph L. Govern are parties to an employment agreement pursuant to which Mr. Govern is serving as Senior Vice President - Operations of the Operating Company. The employment agreement renews every two years and may be terminated by the Operating
Company for cause or in the event of Mr. Govern's disability. In the event the Corporation terminates Mr. Govern's employment other than for cause (as defined in the agreement), the Corporation will be obligated to pay Mr.
Govern his base salary over the remaining term of his employment.  Mr.
Govern's employment agreement contains certain non-competition and non-solicitation provisions which prohibit him from competing with the Operating Company during his employment and for a period of three years after termination of his employment. Mr. Govern's salary for fiscal 1998 was $115,000. With respect to fiscal 1998, Mr. Govern was eligible to receive a bonus, payable in cash and restricted stock, based upon the operating profitability of the Company. Mr. Linhart determined the formula to be used to compute such bonus, which formula was approved by the Compensation Committee. Pursuant to such formula, Mr. Govern was paid a cash bonus for fiscal 1998 in the amount of $86,250 and was granted 2,414 shares of restricted stock with a value of $40,435.

RETIREMENT PLAN

       Effective as of August 19, 1994, the Corporation adopted, subject to certain amendments, the Retirement Plan and Trust of the Operating Company (the "Retirement Plan"). The Retirement Plan is a profit sharing plan, containing a qualified cash and deferred arrangement under Section 401(k) of the Code, which permits participants to accumulate retirement benefits on a tax deferred basis.


                          REPORT OF COMPENSATION COMMITTEE

COMPENSATION POLICIES

       The Corporation's compensation program adopted by the Compensation Committee in August 1994 is designed to attract and retain highly qualified executive officers and managers and to motivate them to maximize the Corporation's earnings and shareholder returns. The Corporation's executive compensation consists of two principal components: (i) cash compensation, consisting of a base salary and a bonus which is based upon Corporation operating performance, and (ii) stock options. The Corporation's policy is to make cash bonus awards to executive officers and key management personnel based upon a percentage of annual operating income in excess of established targets. During fiscal 1998, 75 officers and managers participated in the program. The Corporation also makes annual stock option grants or awards to executive officers and other eligible employees. See "Executive Compensation
- Stock Option Grants in Last Fiscal Year." Stock options are intended to encourage key employees to remain employed by the Corporation providing them with a long-term interest in the Corporation's overall performance as reflected by the performance of the market for the Corporation's Common Shares.

CEO COMPENSATION

       The cash compensation of Larry R. Linhart, President and Chief Executive Officer, was based solely on the provisions of his employment agreement which provides for a base salary plus annual cost of living adjustments and certain incentive compensation based upon the Corporation's operating income. See "Executive Compensation -- Employment Agreements."

                              Larry R. Linhart (Chair)
                                 Robert L. Powelson
                                  George R. Manser


            COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       Mr. Linhart is Chairman of the Board of Directors, President and Chief Executive Officer of the Corporation and Mr. Powelson is Secretary of the Corporation. Mr. Manser is not an officer or employee of the Corporation. Mr. Linhart has and intends to continue to abstain from participating in any actions of the Compensation Committee affecting his compensation. Mr. Powelson is not compensated for his services as Secretary of the Corporation.

                                 PERFORMANCE GRAPH

       The following graph compares the cumulative total shareholder return on the Corporation's Common Shares from August 12, 1994 (the date the Corporation became a public company), until March 29, 1998, with the cumulative total return of (a) the NASDAQ Stock Market-US Index and (b) the NASDAQ Telecommunications Index. The graph assumes the investment of $100 in the Corporation's Common Shares, the NASDAQ Stock Market-US Index and the NASDAQ Telecommunications Index and reinvestment of dividends. The 1994 initial public offering price of the Corporation's Common Shares was $8.00 per share.

                                            Cumulative Total Return
                                  ------------------------------------------
                                  8/12/94  4/2/95  3/31/96  3/30/97  3/29/98
AmeriLink Corporation               100     112     103        76      303

NASDAQ Stock Market (U.S.)          100     113     153       170      258

NASDAQ Telecommunications Index     100     100     132       119      241


      APPROVAL OF THE ADOPTION OF AMENDMENTS TO THE 1994 STOCK INCENTIVE PLAN

GENERAL

       Prior to the completion of the Corporation's initial public offering in 1994, the Board of Directors of the Corporation adopted the 1994 Stock Incentive Plan (the "Plan") which was approved by the Corporation's then sole shareholder. The purpose of the Plan is to advance the long-term interests of the Corporation by (i) motivating executive and other personnel by means of long-term incentive compensation; (ii) furthering the identity of interests of participants with those of the shareholders of the Corporation through the ownership and performance of the Common Shares of the Corporation; and (iii) permitting the Corporation to attract and retain Directors and executive personnel upon whose judgment the successful conduct of the business of the Corporation largely depends.

       The maximum number of Common Shares with respect to which awards may be granted under the Plan is 350,000 and the maximum number of Common Shares which may be awarded during any calendar year may not exceed 10% of the total number of issued and outstanding Common Shares of the Corporation. As of June 5, 1998, the total number of Common Shares either subject to outstanding awards or purchased by participants pursuant to the terms of awards previously granted was 240,500 leaving 109,500 available for future grants. Awards may be granted under the Plan until May 31, 2004.

PROPOSED AMENDMENTS TO THE PLAN

       INCREASE IN NUMBER OF SHARES AVAILABLE FOR FUTURE GRANTS

       The Board of Directors believes that the granting of awards under the Plan has been an extremely effective and valuable tool in accomplishing the purposes of the Plan. Since only 109,500 Common Shares are currently available for future grants, the proposed amendments would increase the number of Common Shares with respect to which awards may be granted under the Plan from 350,000 to 950,000. The Board of Directors believes that the additional Common Shares will permit the Corporation to continue to attract, retain and motivate key executive and other personnel in order to maximize the Corporation's earnings and shareholder returns.

       OUTSIDE DIRECTOR STOCK OPTIONS

       The Plan currently provides for the grant to Directors of the Corporation who are not employees of the Corporation or any of its subsidiaries (the "Outside Directors") of options to purchase Common Shares ("Outside Director Stock Options"). See "Compensation of Directors". As a result of the increase in the fair market value of the Common Shares to $19.125 per share, each Outside Director was granted options to purchase 784 Common Shares on August 19, 1997 in accordance with the provisions of the Plan. Outside Directors do not receive any additional compensation for their services other than reimbursement for travel expenses incurred in connection with attending meetings. The Board of Directors believes that the current formula is not adequate to compensate the Outside Directors for their contribution to the Corporation's success since the number of shares granted has been significantly reduced as the fair market value of the Common Shares has increased. The Board of Directors concluded that it was in the best interests of the Corporation and the shareholders to provide for the grant to Outside Directors of a fixed number of Common Shares on an annual basis rather than retain the current formula. Accordingly, the Board of Directors has approved, subject to the approval of the shareholders, an amendment to the Plan pursuant to which each Outside Director who is initially elected or appointed to serve as a Director of the Corporation and who is not a Director on August 4, 1998, may be granted an option to purchase up to 5,000 Common Shares as determined by the Board of Directors in its sole discretion.
At each year's Annual Meeting of Shareholders of the Corporation, commencing at the 1998 annual meeting, there shall be granted automatically to each Outside Director the option to purchase 2,000 Common Shares.

       The Plan also currently provides that options granted to Directors will become exercisable in four equal annual installments on the first through fourth anniversaries of the date of the grant. The Board of Directors concluded that it was in the best interests of the Corporation and the shareholders to provide that all options granted to Directors will become exercisable on the first anniversary of the date of the grant.

       Finally, the proposed amendments to the Plan eliminate the requirement that an Outside Director Stock Option must be held for six months after the date of grant before a retiring Director may exercise such option. That provision was designed to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 which were in effect at the time the Plan was adopted. The six-month holding period is no longer mandatory under Rule 16b-3 as amended.

       No other changes to the Plan are proposed. The text of the proposed amendments to the Plan is included in this Proxy Statement as Exhibit A. Approval of the proposed amendments to the Plan requires the affirmative vote of the holders of a majority of the Common Shares voting in person or by proxy at the Annual Meeting.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENTS.

                           INDEPENDENT PUBLIC ACCOUNTANTS

       Ernst & Young LLP has acted as independent certified public accountants of the Corporation during fiscal 1998. Ernst & Young LLP is expected to have a representative present at the annual meeting of shareholders who may make a statement, if desired, and will be available to answer appropriate questions.

                               SHAREHOLDER PROPOSALS

       In order for shareholder proposals to be considered for presentation at the 1999 Annual Meeting of Shareholders, such proposals must be received by the Corporation at its principal executive offices not later than March 7, 1999.

       The Corporation's Regulations provide that shareholder nominations for election as Directors may be made in compliance with certain advance notice, informational and other applicable requirements. In order to be considered, a shareholder's notice of Director nomination must be delivered to or mailed and received by the Secretary of the Corporation at 1900 E. Dublin-Granville Road, Columbus, Ohio, 43229, not less than 60 or more than 90 days prior to the Corporation's Annual Meeting; provided, however, that in the event that less than 75 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder's notice of Director nominations must contain certain information required by the Regulations and must be accompanied by the written consent of each proposed nominee to serve as a Director of the Corporation, if elected. Copies of the Regulations are available upon request made to the Secretary of the Corporation at the above address. The requirements described above do not supersede the requirements or conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Corporation's proxy materials for a meeting of shareholders.


                                   OTHER MATTERS

       As of the date of this statement, the Board of Directors knows of no other business that will come before the Annual Meeting. Should any other matter requiring the vote of the shareholders arise, the enclosed proxy confers upon the proxy holders discretionary authority to vote the same in respect to the resolution of such other matters as they, in their best judgment, believe to be in the best interest of the Corporation.

       SHAREHOLDERS ARE URGED TO FORWARD THEIR PROXIES WITHOUT DELAY. A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.

                     By Order of the Board of Directors

                     LARRY R. LINHART
                     Chairman of the Board of Directors,
                     President and Chief Executive Officer

July 6, 1998

                                     EXHIBIT A

                               AMERILINK CORPORATION

                             1994 STOCK INCENTIVE PLAN


Section 5(a) of the Plan is amended in its entirety to read as follows:

       Section 5.  Shares Available

       (a) Shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares. Subject to the adjustments provided for in Sections 18 and 19 hereof, the maximum number of shares of Common Stock available for grant of Awards under the Plan is 950,000 shares. Notwithstanding the foregoing, at no time shall the number of shares of Common Stock deemed to be available for grant in any calendar year exceed ten percent of the total number of issued and outstanding shares of Common Stock of the Company.

Sections 13(a), 13(e) and 13(g) of the Plan is amended in their entireties to read as follows:


       Section 13.  Directors' Stock Options

       (a) GRANTS. Awards may be granted to non-employee Directors only in the form of stock options satisfying the requirements of this
              Section 13. Each Outside Director who is initially elected or appointed to serve as a Director of the Corporation and who is not a Director on August 4, 1998, may be granted an option to purchase up to 5,000 Common Shares as determined by the Board of Directors in its sole discretion. At each year's annual meeting of the shareholders of the Corporation commencing at the 1998 annual meeting, there shall be granted automatically to each Outside Director the option to purchase 2,000 Common Shares All stock options granted under this Section 13 shall be nonqualified stock options.

       (b) OPTION PERIOD. Options granted under this Section 13 will become exercisable on the first anniversary of the date of the grant. No such options shall be exercisable later than 10 years from the date of the grant.

       (c) LIMITATIONS ON EXERCISE. Directors' Stock Options shall become exercisable to the extent of 100% of the optioned shares on the first anniversary of the date of the grant. To the extent that an option is not otherwise exercisable at the date of the Director's retirement as a Director as required under any plan or policy of the Company, it shall become fully exercisable upon such retirement. Upon such retirement such options shall be exercisable for a period of three years, subject to any shorter original term thereof. Options not otherwise exercisable at the time of the death of a Director during continued service with the Company shall become fully exercisable upon his death. Upon the death of a Director while in service as a Director, such options shall remain exercisable for a period of one year after the date of death. To the extent an option is exercisable on the date a Director ceases to be a Director (other than by reason of death or retirement as a Director under any plan or policy of the Company), the option shall continue to be exercisable (subject to the original term of the option) for a period of ninety (90) days thereafter.

                               AMERILINK CORPORATION


                PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                           ANNUAL MEETING OF SHAREHOLDERS
                                   AUGUST 4, 1998

       The undersigned hereby acknowledges receipt of the notice of Annual Meeting of Shareholders and the Proxy Statement and, revoking any proxy heretofore given, hereby appoints Larry R. Linhart and Robert L. Powelson, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse, all the shares of common stock of AmeriLink Corporation held of record by the undersigned on June 5, 1998, at the Annual Meeting of Shareholders of AmeriLink Corporation to be held on August 4, 1998 and at all adjournments thereof.

       [X]  A.   Please mark your votes as in this example.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS.

     1. ELECTION OF DIRECTORS

FOR all nominees listed at right   [   ]  WITHHOLD AUTHORITY   [   ]  NOMINEES:
                                           to vote for all            WILLIAM H. LARGENT
                                      nominees listed at right        GEORGE R. MANSER
                                                                      ROBERT D. SETZER


(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike nominee's name from the list at right.)

     2. AMENDMENTS TO THE 1994 STOCK INCENTIVE PLAN

              [   ]  FOR    [   ]  AGAINST       [   ]  ABSTAIN

     3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THE BOARD OF DIRECTORS IN THEIR BEST JUDGMENT. AT THE PRESENT TIME THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

Please mark, sign, date and return promptly in the enclosed envelope.

Date:               , 1998
     ---------------


------------------------------
(Signature)


------------------------------
(Signature - If held jointly.)

Important: Please sign exactly as name appears above. When shares are held by Joint Tenants, each should sign. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full title as such. When executed by a Corporation, the Proxy should be signed by a duly authorized Officer, indicating title as such. If a Partnership, please sign in Partnership name by authorized person.